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                                                                   EXHIBIT 10.17


                            DAIN RAUSCHER CORPORATION
             SPECIAL EXECUTIVE NON-QUALIFIED STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of this 5th day of April, 1999, by and between Dain Rauscher Corporation, a Delaware corporation ("Dain Rauscher"), and Irving Weiser, Chairman, Chief Executive Officer and President of Dain Rauscher ("Executive").

         WITNESSETH, THAT:

         WHEREAS, in consideration of Executive's leadership and to provide an incentive for Executive to continue to perform at a high level for Dain Rauscher's benefit during the upcoming years in a challenging and consolidating industry and to implement the new five-year Dain Rauscher strategic plan, Dain Rauscher wishes to grant this special one-time stock option to Executive;

         WHEREAS, Executive has already been granted during calendar year 1999 an aggregate of 150,000 shares pursuant to Dain Rauscher's 1996 Stock Incentive Plan (as it may be amended from time to time, the "Plan"), the maximum amount permitted to be granted under such Plan to any individual in a calendar year;

         WHEREAS, such limitation was placed in the Plan in order to meet certain criteria under Section 162(m) of the Internal Revenue Code; and

         WHEREAS, notwithstanding such limitation, Dain Rauscher believes it to be in the best interest of the Company to grant Executive this option at this time and, as a result, Dain Rauscher is granting this option outside of the Plan.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Grant of Option

         Subject to the provisions of Section 4 below, Dain Rauscher hereby grants to Executive, on the date set forth above, the right and option (hereinafter called "this option") to purchase all or any part of an aggregate of 150,000 shares of Common Stock, par value $0.125 per share, at the price of $50.00 per share, and on the other terms and conditions set forth herein. This option is not intended to be an incentive stock option within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Duration and Exercisability



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         (a) This option shall in all events terminate ten (10) years after the date of grant. Subject to the other terms and conditions set forth herein, this option may be exercised by Executive in cumulative installments as follows:


                                      Cumulative percentage
             On or after each of       of shares as to which
             the following dates:      option is exercisable:
             --------------------     -----------------------
             April 5, 2002                 33 1/3%
             April 5, 2003                 66 2/3%
             April 5, 2004                 100%

         (b) During the lifetime of Executive, this option shall be exercisable only by Executive or, in the event Executive becomes disabled within the meaning of Code section 22(e)(3), by Executive's personal representative(s) or guardian(s). This option shall not be transferable or assignable by Executive other than pursuant to a will or the laws of descent and distribution or to a "Family Member" (as such term is defined in General Instruction A.5 to Form S-8 or an successor instruction or form) upon such terms and subject to such conditions as shall be determined from time to time by the Committee of the Board of Directors administering the Plan.

         3.  Effect of Termination of Employment

         (a) In the event that Executive shall cease to be employed by Dain Rauscher or its subsidiaries for any reason other than Executive's gross and willful misconduct, Executive's death or disability or Executive's retirement (as provided in paragraphs (b), (c) and (d) of this Section 3, respectively), Executive shall have the right to exercise this option at any time within ninety
(90) days after such termination of employment to the extent of the full number of shares Executive was entitled to purchase under this option on the date of termination, subject to the condition that this option shall not be exercisable after the expiration of its term.

         (b) In the event that Executive shall cease to be employed by Dain Rauscher or its subsidiaries by reason of Executive's gross and willful misconduct during the course of employment, including, but not limited to, the wrongful appropriation of funds or the commission of a gross misdemeanor or felony, this option shall be terminated as of the date of the misconduct.

         (c) If Executive shall die while in the employ of Dain Rauscher or its subsidiaries or if Executive shall become disabled within the meaning of Code
Section 22(e)(3) while in the employ of Dain Rauscher or its subsidiaries and Executive shall not have fully exercised this option, this option may be exercised at any time within twelve (12) months after Executive's death or disability by the personal representative(s), administrator(s), or, if applicable, guardian(s) of Executive or by any person or persons to whom this option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of shares then subject to this option on the date of death or disability (i.e., the vesting of all shares which have


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not vested pursuant to paragraph (a) of Section 2 hereof shall be accelerated to such date) and subject to the condition that this option shall not be exercisable after the expiration of its term.

         (d) If Executive shall cease to be employed by Dain Rauscher or its subsidiaries (i) for any reason other than Executive's gross and willful misconduct or Executive's death or disability (as provided in paragraphs (b) and (c) of this Section 3, respectively), (ii) at a time when Executive shall not have fully exercised this option and (iii) at a time when Executive has been employed by Dain Rauscher or its subsidiaries for a period of at least ten (10) years and has attained the age of 50 or greater, this option may be exercised by Executive at any time on or prior to the earlier of the fifth anniversary of the date Executive ceased to be employed by Dain Rauscher or its subsidiaries or the expiration of the term of this option (the period ending as of the earlier of such dates being referred to hereinafter as the "post-retirement extended exercise period") to the extent of the full number of shares Executive shall be entitled to purchase under this option on the date Executive ceases to be employed by Dain Rauscher; subject, however, to the conditions that, during such post-retirement extended exercise period, Executive shall not (x) breach any of the terms of Section 4 hereof, or (y) act in any manner determined by the committee or subcommittee of Dain Rauscher's Board of Directors administering the Plan to be adverse to the interests of Dain Rauscher or its subsidiaries. If at any time during such post-retirement extended exercise period Executive shall cease to satisfy the conditions described in the preceding proviso, Executive's right to exercise this option pursuant to this Section 3(d) shall terminate immediately and Executive shall thereafter only be entitled to exercise this option in accordance with paragraph (a) of this Section 3.


         4.  Certain Covenants.

         (a) Noncompetition. Executive agrees that, during the post-retirement extended exercise period, Executive will not, directly or indirectly, anywhere in the United States, in any manner, whether as an advisor, principal, agent, partner, officer, director, stockholder (except, as a passive investment, being a beneficial holder of up to 1% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market), employee, independent contractor, consultant, or otherwise of any registered broker-dealer, financial services institution or other entity, perform any services for or otherwise participate, directly or indirectly, in any business in which Dain Rauscher or any of its subsidiaries or affiliates is or may become engaged between the date hereof and the date of Executive's termination of employment pursuant to Section 3(d) hereof, including without limitation, the retail or institutional securities brokerage business; the equity or fixed income capital markets businesses; the provisions of asset management or financial or investment advisory services; and the correspondent clearing businesses.

         (b) Nonsolicitation. Executive agrees that, during the post-retirement extended exercise period, Executive will not, directly or indirectly, in any manner solicit, assist or engage any person employed by Dain Rauscher or its subsidiaries or affiliates to leave the employ of Dain Rauscher or recruit, make an offer of employment to or hire any person employed by Dain Rauscher or its subsidiaries or affiliates.



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         (c) Confidentiality. Except as otherwise required by law or court order, Executive agrees that Executive will not, at any time while employed by Dain Rauscher or any of its subsidiaries or thereafter, divulge or otherwise make accessible to anyone or use for any purpose any confidential or sensitive knowledge or information concerning Dain Rauscher, its subsidiaries or affiliates, any of its officers, directors, employees or agents or its business, customers, strategic plans, financial condition or profitability obtained through the performance of Executive's job responsibilities or during the course of Executive's employment.


         (d) Cooperation. Executive agrees that Executive will cooperate with the Company with respect to any claims, actions or proceedings brought or threatened to be brought against the Company or any of its officers, directors, employees, agents, successors or assigns that relate to Executive's employment or any transactions, decisions or actions in which Executive was involved while an employee or officer of the Company. Executive agrees to be available upon reasonable notice and at mutually agreeable times to discuss issues or to review documents with representatives of Dain Rauscher, and to appear without subpoena for deposition or testimony at the request of Dain Rauscher in connection with any legal or regulatory proceeding. Dain Rauscher will pay Executive's reasonable expenses in connection with Executive's cooperation requested under this agreement, including reasonable out-of-pocket travel expenses or documented lost wages Executive incurs.

         (e) Reasonableness of Restrictions. Executive agrees that the foregoing covenants and limitations on Executive's post-retirement activities are reasonable and appropriate under the circumstances, and that forfeiture of unvested options for violation of any of the foregoing covenants is a reasonable and appropriate remedy.

         (f) Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Executive expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Executive acknowledges that uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

         5.  Manner of Exercise

         (a) This option can be exercised only by Executive or other proper party by delivering within the option period written notice to Dain Rauscher at its principal office. The



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notice shall state the number of shares as to which this option is being exercised and be accompanied by payment in full of the option price for all shares designated in the notice.

         (b) Executive may pay the option price (i) by check (bank check, certified check or personal check) or (ii) with the approval of Dain Rauscher, by delivering to Dain Rauscher for cancellation shares of Dain Rauscher's Common Stock having a Fair Market Value (as defined in the Plan) on the date of exercise equal to the option price; provided, however, that Executive shall not be entitled to tender shares of Dain Rauscher's Common Stock pursuant to successive, substantially simultaneous exercises of this option or any other stock option of Dain Rauscher.

         6.  Acceleration of Exercisability Upon Change in Control

         Notwithstanding any installment or delayed exercise provision contained in this Agreement, this option may be exercised in full immediately at or anytime after the occurrence of a "Change in Control" (as hereinafter defined). For purposes hereof, the following terms shall have the definitions set forth below:


         (a) "Change in Control" shall mean:

             (i) the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than Dain Rauscher or any of its subsidiaries, or the Dain Rauscher Retirement Plan or any other employee benefit plan of Dain Rauscher or any of its subsidiaries, or any entity holding shares of Dain Rauscher's Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan, has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of Dain Rauscher's then outstanding voting securities in a transaction or series of transactions;

             (ii) the Continuing Directors cease to constitute a majority of Dain Rauscher's Board of Directors;

             (iii) the shareholders of Dain Rauscher approve (1) any consolidation or merger of Dain Rauscher in which Dain Rauscher is not the continuing or surviving corporation or pursuant to which shares of Dain Rauscher's stock would be converted into cash, securities or other property, other than a merger of Dain Rauscher in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Dain Rauscher; or (3) any plan of liquidation or dissolution of Dain Rauscher; or



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             (iv)  the majority of the Continuing Directors determine in their sole and absolute discretion that there has been a change in control of Dain Rauscher.

         (b) "Continuing Director" shall mean any person who is a member of the Board of Directors of Dain Rauscher, while such a person is a member of the Board of Directors, who is not an Acquiring Person (as hereinafter defined) or an Affiliate or Associate (as hereinafter defined) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on the date of this Agreement or
(ii) subsequently becomes a member of the Board of Directors, if such person's initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this paragraph (b), "Acquiring Person" shall mean any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Dain Rauscher representing 35% or more of the combined voting power of Dain Rauscher's then outstanding securities, but shall not include Dain Rauscher, any subsidiary of Dain Rauscher or any employee benefit plan of Dain Rauscher or of any subsidiary of Dain Rauscher or any entity holding shares of Dain Rauscher's Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan; and "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

         (c) If a Change in Control shall occur, then the Board of Directors or the Committee (if authority is delegated by the Board of Directors), in its sole discretion, and without the consent of Executive, may determine that Executive shall receive, with respect to some or all of the shares of Common Stock subject to this option, as of the effective date of any such Change in Control, cash in an amount equal to the excess of the Fair Market Value of such shares immediately prior to the effective date of such Change in Control over the exercise price per share of this option.

         7.  Special Provisions

         (a) Cancellation and Replacement of Option. Executive and Dain Rauscher agree that if at any time between January 1, 2000 and April 5, 2002, the Fair Market Value per share of Dain Rauscher Common Stock is equal to or less than $50.00, Dain Rauscher will cancel this option and Executive will be granted an option pursuant to the Plan to purchase 150,000 shares at an exercise price of $50.00 per share. Such option (the "1996 Plan Replacement Option") will contain terms identical to those contained in Sections 2 through 6 and Section 8 of this agreement. The 1996 Plan Replacement Option will be subject to the terms of the Plan, a copy of which is available for inspection during business hours at the principal offices of Dain Rauscher. If this option is cancelled and the 1996 Plan Replacement Option is granted pursuant this Section, Executive and Dain Rauscher agree that this option will thereafter be void and of no further effect.



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         (b)   Deferral Election of Executive.

         (i) Executive and Dain Rauscher hereby agree that if at the time of exercise of this option Executive is still employed by Dain Rauscher and is subject to the provisions of Section 162(m) of the Internal Revenue Code, that Executive will defer, and Executive hereby so irrevocably elects to defer, receipt of the option shares (net of any number of shares tendered to pay the exercise price of this option pursuant to Section 5(b) above) until a date (the "Distribution Date") which shall be as soon as administratively feasible after the first anniversary of the earlier of (i) the termination of Executive's employment or (ii) the date on which Executive ceases to be subject to the provision of such Section 162(m). The option shares will be distributed to Executive in a single lump installment on the Distribution Date. In the event of a Change in Control, the deferred option shares shall be distributed to Executive within thirty (30) days.

         (ii) Executive shall not have any transferable interest in the deferred option shares, nor any right to anticipate, alienate, dispose of, pledge or encumber the same prior to actual receipt, nor shall the same be subject to attachment, garnishment, execution following judgment or other legal process instituted by the creditors of Executive.

         (iii) Executive acknowledges that he is a general unsecured creditor of Dain Rauscher with respect to the deferred option shares and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of Dain Rauscher.

         8.    Miscellaneous

         (a) This Agreement shall not confer on Executive any right with respect to continuance of employment by Dain Rauscher or any of its subsidiaries, nor will it interfere in any way with the right of Dain Rauscher to terminate such employment at any time. Executive shall have none of the rights of a shareholder with respect to shares subject to this option until such shares shall have been issued to Executive upon exercise of this option.

         (b) Executive acknowledges that the shares of Common Stock received upon exercise of this option may not be transferred without (1) the opinion of counsel satisfactory to Dain Rauscher that such transfer may be made lawfully without registration or qualification under the Securities Act of 1933, as amended, and applicable state securities laws or (2) such registration or qualification. Executive acknowledges that, as of the date of this agreement, the shares of Common Stock underlying this option have not been registered under the Securities Act of 1933, as amended.

         (c) If Executive exercises all or any portion of this option subsequent to any change in the number or character of the outstanding shares of Dain Rauscher's Common Stock (through


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merger, consolidation, reorganization, recapitalization, stock dividend or otherwise), Executive shall then receive for the aggregate price paid by Executive on such exercise of this option, the number and type of securities or other consideration which Executive would have received if such option had been exercised prior to the event changing the number or character of outstanding shares.

         (d) Dain Rauscher shall at all times during the term of this option reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

         (e) In order to provide Dain Rauscher with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the option, and in order to comply with all applicable federal or state income tax laws or regulations, Dain Rauscher may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, withholding, income or other taxes are withheld or collected from Employee. Employee may elect to satisfy his federal and state income tax withholding obligations upon exercise of this option by (i) having Dain Rauscher withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of such option having a fair market value equal to the amount of federal and state income tax required to be withheld upon such exercise, in accordance with the rules of the Committee, or (ii) delivering to Dain Rauscher shares of its Common Stock other than the shares issuable upon exercise of such option with a fair market value equal to such taxes, in accordance with the rules of the Committee.

         (f) This option shall be governed by the internal laws of the State of Delaware, without regard to any conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                         DAIN RAUSCHER CORPORATION


                                         By_____________________________________


                                         Its ___________________________________


                                         _______________________________________
                                         IRVING WEISER



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